Filed pursuant to Rule 424(b)(5)

Registration No. 333-272066

PROSPECTUS SUPPLEMENT

(To Prospectus Supplements dated July 18, 2024, July 21, 2023, and June 1, 2023 and to the Prospectus dated June 1, 2023)

Up to $1,838,680

Ordinary Shares

This prospectus supplement amends and supplements the information in base prospectus dated June 1, 2023 (the “Base Prospectus”), filed with the Securities and Exchange Commission as a part of our registration statement on Form F-3, File No. 333-272066 (as amended, the “Registration Statement”), as supplemented by the prospectus supplement dated June 1, 2023, the prospectus supplement dated July 21, 2023, and the prospectus supplement dated July 18, 2024 (collectively, the “Prior Prospectuses”), relating to the offering, issuance and sale by us, from time to time, of our ordinary shares, no par value per share, pursuant to the At The Market Agreement (the “Sales Agreement”), dated May 18, 2023, by and between us and H.C. Wainwright & Co., LLC, as sales agent (“Wainwright”). This prospectus supplement should be read in conjunction with the Prior Prospectuses, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prior Prospectuses. This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the Prior Prospectuses, and any future amendments or supplements thereto.

This prospectus supplement amends the Prior Prospectuses to update the maximum amount of ordinary shares we are eligible to sell under our Registration Statement. As a result of these limitations and the current aggregate market value of our voting and non-voting outstanding ordinary shares held by our non-affiliates (the “public float”) as of the date of this prospectus supplement, and in accordance with the terms of the Sales Agreement, we may offer and sell ordinary shares having an aggregate offering price of up to $1,838,680 from time to time through Wainwright, which does not include the ordinary shares having an aggregate gross sales price of approximately $4,848,980 that were sold pursuant to the Prior Prospectuses to date. In the event that we decide to sell additional amounts under the Sales Agreement, we will file another prospectus supplement prior to making such additional sales.

As of the date of this prospectus supplement, our public float pursuant to General Instruction I.B.5 of Form F-3 is approximately $12,227,265, which was calculated based on 1,422,569 ordinary shares outstanding and held by non-affiliates at the date of this prospectus supplement at a price of $8.5952 per share, the closing price of our ordinary shares as reported on the Nasdaq Capital Market (“Nasdaq”) on February 19, 2025, the highest closing price of our ordinary shares on Nasdaq within 60 days of the date of this prospectus supplement. During the 12 calendar months prior to and including the date of this prospectus supplement, we sold securities with an aggregate market value of approximately $2,237,074 pursuant to the Registration Statement.

Pursuant to Instruction I.B.5 of Form F-3, as long as our public float remains below $75.0 million, we will not sell securities pursuant to the Registration Statement of which this prospectus supplement forms a part in a public primary offering with a value exceeding one-third of our public float (as defined in such instruction) in any 12 calendar month period.

Our ordinary shares are listed on Nasdaq under the symbol “LCFY” and our warrants to purchase our ordinary shares issued as part of our initial public offering (the “IPO Warrants”) are listed on Nasdaq under the symbol “LCFYW”. On April 14, 2025, the closing prices of our ordinary shares and IPO Warrants as reported on Nasdaq were $3.97 per share and $5.99 per warrant, respectively.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties on page 2 of the Base Prospectus and under the heading “Risk Factors” in the Prior Prospectuses and the other documents that are incorporated by reference to this prospectus supplement and the Base Prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

H.C. Wainwright & Co.

The date of this prospectus supplement is April 15, 2025